Filed pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated March 26, 2018

Relating to Preliminary Prospectus dated March 20, 2018

Registration Statement on Form S-1 (File No. 333- 223630)

Update to Preliminary Prospectus

Issued March 20, 2018

This free writing prospectus relates to the public offering of units of Pulmatrix, Inc. and should be read together with the preliminary prospectus dated March 20, 2018 (the “Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-223630 (the “Registration Statement”), relating to the offering of our units contemplated therein. You should read the entire Preliminary Prospectus carefully, especially the “Risk Factors” section and the financial statements and related notes, before deciding to invest in these securities. The Preliminary Prospectus may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1574235/000119312518089353/d545208ds1a.htm

References to the “Company,” “Pulmatrix,” “we” and “our” are used in the manner described in the Preliminary Prospectus. The following information supplements, updates and supersedes the information contained in the Preliminary Prospectus and Registration Statement, including information incorporated into the Preliminary Prospectus and Registration Statement by reference:

The following information supplements the discussion on page 4 of the Preliminary Prospectus and shall be included immediately prior to the caption “Our Business Strategy.”

Intellectual Property

The status of our patent portfolio changes frequently in the ordinary course of patent prosecution. As of March 26, 2018, our patent portfolio related to iSPERSE included approximately 81 granted and allowed patents, 12 of which are granted or allowed US patents, with expiration dates from 2024 to 2034, and approximately 76 additional pending patent applications in the US and other jurisdictions. Our in-licensed portfolio related to kinase inhibitors included approximately 184 granted and allowed patents, 22 of which are granted or allowed US patents, with expiration dates from 2029 to 2035, and approximately 69 additional pending patent applications in the US and other jurisdictions.

Correlative changes to relevant sections of the Preliminary Prospectus are hereby deemed made in a manner consistent with the foregoing.

The Company has filed the Registration Statement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in the Registration Statement and other documents Pulmatrix has filed with the SEC for more complete information about Pulmatrix and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Oppenheimer & Co. Inc., at Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York, 10004, or by telephone, at (212) 667-8563, or by e-mail at EquityProspectus@opco.com.